Exhibit 107

Filing Fee Table

          F-4/A

(Form Type)

HCYC Holding Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, $0.0001 par value	457	(o)(1)	13,739,226	(2)	10.00		$137,392,260	0.0001381	$18,973.87
Fees Previously Paid	Equity	Ordinary shares underlying the rights	457	(o)(1)	690,000	(3)	10.00		$6,900,000	0.0001381	$952.89
Fees Previously Paid	Equity	Warrant to purchase ordinary shares	457	(g)(4)	6,900,000		N/A		N/A	N/A	0.00
Fees Previously Paid	Equity	Ordinary shares underlying the warrants	457	(g)(5)	6,900,000		11.50	(5)	$79,350,000	0.0001381	$10,958.24
Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts							$223,642,260		$30,885.00
		Total Fees Previously Paid									$32,655.00
		Total Fee Offsets									—
		Net Fee Due									$0.00

(1)	Estimated solely for purposes of calculating the registration fee. With respect to the ordinary shares (including the ordinary shares underlying the rights), the proposed maximum offering price per share is calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes 7,500,000 PubCo Ordinary Shares held by HCYC shareholders, 1,500,000 Earnout Shares and 4,739,226 ATMC Ordinary Shares held by public shareholders.

(3)	Represents 690,000 PubCo Ordinary Shares which will be automatically issued upon the exchange of the Public Rights at Closing.

(4)	Pursuant to Rule 457(g) under the Securities Act, no separate fee is payable for the registration of the warrants; the entire registration fee is allocated to the PubCo Ordinary Shares issuable upon exercise of the warrants.

(5)

Represents 6,900,000 PubCo Ordinary Shares issuable upon exercise of the Public Warrants. Pursuant to Rule 457(g), the proposed maximum offering price per share is the exercise price of the warrants, which is $11.50 per ordinary share.

Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.